Exhibit 99.1

NEWS RELEASE

FOR RELEASE NOVEMBER 29, 2005 AT 6:00 P.M. EDT

Contacts:	W. Brian Kretzmer	James W. Dolan
	CEO and President	CFO and COO
	MAI Systems Corporation	MAI Systems Corporation
	Telephone 949.598.6160	Telephone 949.598.6181
	brian.kretzmer@maisystems.com	james.dolan@maisystems.com

MAI SYSTEMS FILES WITH SEC TO BECOME NON-REPORTING ENTITY

Lake Forest, CA (November 29, 2005)... MAI Systems Corporation (OTCBB: MAIJ.PK) announced today that it has filed a Form 15 with the United States Securities and Exchange Commission which terminated the registration of its securities under Rules 12g-4(a)(1)(i) and 12h-3(1)(i) of the Securities and Exchange Act of 1934.  On November 28, 2005 it completed a 1:150 reverse stock split through an exchange and cash-out of shareholders which reduced the number of our shareholders to 240.  By reducing the number of shareholders to fewer than 300 it was able to terminate the registration of its common stock under Section 12(g) of the Exchange Act and our periodic reporting obligations under Section 13 of the Exchange Act so that it may continue future operations as a private company, thereby relieving it of the costs, administrative burdens and competitive disadvantages associated with operating as a public company. The Company’s common stock is presently traded on the “Pink Sheets.” With the filing of the Form 15, the Company’s common stock will not qualify to be traded on any automated quotation system operated by a national securities association and will likely continue  to be traded only in the “Pink Sheets, however, the Company has no present plans to apply for its common stock to be traded in the Pink Sheets.

MAI CEO, W. Brian Kretzmer commented, “This is an important step in the Company’s future and will allow us to substantially reduce our costs by becoming a non-reporting entity. Further, it allows the Company’s executive management to focus more time and energy on the growth and prosperity of our business and less on the reporting and compliance requirements of a public company. Management remains committed to improving our company and its prospects and we are optimistic for the future.”

About MAI Systems Corporation d/b/a Hotel Information Systems:

Hotel Information Systems delivers solutions developed using the only tools available today for flexible enterprise computing, Java and .NET. The corporate consolidation and on-property management solutions enable hoteliers to focus on relationships, support sales and marketing goals, and implement decisions in a rapid change environment. The Company’s highly skilled, customer-focused staff provide expert assistance to clients when integrating their business processes with their partners, suppliers and customers, leveraging existing IT investments and implementing a solid technology foundation to add functionality at their own pace. With years of hospitality experience, open standards development methodology, scalable architecture, and best business practices, Hotel Information Systems provides clients with solutions for sustainable competitive advantage. For a complete demonstration or additional information about epitome Enterprise Solutions, please contact a Hotel Information Systems Client Solutions Representative at 1.800.497.0532 or visit the Hotel Information Systems Web site at www.hotelinfosys.com.

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